                                                                      EXHIBIT 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                FOR THE 52 WEEKS ENDED           FOR THE 27       FOR THE 52
                                           ---------------------------------     WEEKS ENDED      WEEKS ENDED
                                           JANUARY 1, 2000   JANUARY 2, 1999   JANUARY 3, 1998   JUNE 28, 1997
                                           -------------------------------------------------------------------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Income before extraordinary loss and
     cumulative effect of changes in
     accounting principles...............     $  7,294          $ 45,968           $33,448          $62,324
  Extraordinary loss due to early
     extinguishment of debt, net of tax
     benefit and minority interest.......                           (938)
  Cumulative effect of changes in
     accounting principles, net of tax
     benefit.............................                         (3,131)           (9,888)
                                              --------           -------           -------          -------
  Net income.............................     $  7,294           $41,899           $23,560          $62,324
                                              ========           =======           =======          =======
Denominator:
  Basic weighted average shares..........      100,112            96,393            88,368           88,000
  Effect of dilutive securities:
     Stock options.......................          308               408               405              401
                                              --------           -------           -------          -------
  Diluted weighted average shares........      100,420            96,801            88,773           88,401
                                              ========           =======           =======          =======
Net Income Per Common Share:
  Basic --
     Income before extraordinary loss and
       cumulative effect of changes in
       accounting principles.............     $    .07           $   .47           $   .38          $   .71
     Extraordinary loss due to early
       extinguishment of debt, net of
       tax benefit and minority interest.                           (.01)
     Cumulative effect of changes in
       accounting principles, net of tax
       benefit...........................                           (.03)             (.11)
                                              --------           -------           -------          -------
     Net income per common share.........     $    .07           $   .43           $   .27          $   .71
                                              ========           =======           =======          =======
Diluted --
  Income before extraordinary loss and
     cumulative effect of changes in
     accounting principles...............     $    .07           $   .47           $   .38          $   .71
  Extraordinary loss due to early
     extinguishment of debt, net of tax
     benefit and minority interest.......                           (.01)
  Cumulative effect of changes in
     accounting principles, net of tax
     benefit.............................                           (.03)             (.11)
                                              --------           -------           -------          -------
  Net income per common share............     $    .07           $   .43           $   .27          $   .71
                                              ========           =======           =======          =======